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                                                                   EXHIBIT 10.16
                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         AGREEMENT originally dated the lst day of April, 1996 (the "Original Date") subsequently amended by Amendment No. 1 dated the 30th day of June, 1997, further amended and restated by these presents dated September 1, 1998, between Scott L. Mercy ("Employee") and America Service Group Inc. a Delaware corporation (the "Company").

         WHEREAS, the Board of Directors of the Company (the "Board") heretofore recruited and employed the Employee as President and Chief Executive Officer of the Company and a director of the Company;

         WHEREAS, the Board now desires to employ the Employee as the nonexecutive Chairman of the Board of Directors of the Company, in addition to serving as a director;

         WHEREAS, the Employee has made a meaningful personal investment in the common stock of the Company; and

         WHEREAS, the Employee accepts the position of Chairman as contemplated herein;

         NOW, THEREFORE, the parties hereby agree as follows:

         1. Employment and Duties. The Company hereby employs the Employee as Nonexecutive Chairman of the Board of Directors of the Company to perform the duties of such office. The Board shall also take all necessary steps to ensure that Employee is slated as a nominee to the Board and elected Chairman during his employment, provided that Employee may terminate his chairmanship, as provided herein, and remain a director and Employee hereunder.

         2. Performance. Employee agrees to devote reasonable time and effort to the performance of his duties hereunder and to promote the interests and welfare of the Company. However, it is understood that Employee has additional employment with and provides services for third parties (except as otherwise provided in Section 9).

         3. Term. The term of Employee's employment hereunder commenced as of the Original Date and shall continue from the date hereof as an employment at will unless terminated by written notice from either party to the other as herein provided.

         4. Compensation. For all services rendered by Employee, the Company agrees from the date hereof to pay Employee from and after the date hereof: (i) a salary at a minimum annual rate of $60,000 until January 1, 1999, and $24,000 per annum thereafter; (ii) with respect to calendar year 1998, incentive compensation at a rate and under the incentive compensation plan as presently approved by the Board, to be calculated upon the total amount of Employee's base salary payments for 1998; plus (iii) such additional compensation as the



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Compensation Committee of the Board shall from time to time determine.
Employee's compensation as a director shall be separate and equal to the amount set by the Board of Directors for all directors.

         5.     Purchase of Stock.

                  (a) Purchase. Employee has purchased from the Company 146,000 shares of common stock of the Company at a price of $8.75 per share (the "Purchase Price").

                  (b) Put Option. Upon termination of Employee's employment hereunder for any reason or without cause, Employee, or Employee's estate if applicable, shall, for a period of forty-five (45) days following the Termination Date (as defined hereafter), have the right to sell, and the Company shall thereupon have an obligation to purchase (or cause a third party to purchase) such number of the shares purchased under Section 5(a) (the "Mercy Shares") and of the shares vested pursuant to the stock award received under
Section 6(a) (the "Vested Award Shares") as Employee, or Employee's estate if applicable, shall elect, at $9.90 per share. Completion of said transaction, including stock certificate delivery and wire transfer of proceeds in accordance with the Employee's instructions, shall occur within five (5) business days of said notification. "Termination Date" shall mean the date of death, or the date specified in the notice of termination, as the case may be, provided that if a dispute exists, the Termination Date shall be the date on which the dispute is finally determined either by mutual written agreement of the parties, or by the final judgment, order or decree of a court of competent jurisdiction.

                  (c) Company's Right to Repurchase. Upon termination of Employee's employment hereunder for any reason or without cause, the Company shall for a period for forty-five (45) days following the Termination Date have the right to purchase (or cause a third party to purchase), and Employee shall thereupon have an obligation to sell to the Company (or to such purchaser) such number of the Mercy Shares and of the Vested Award Shares as the Company shall elect, at a price equal to the average closing price of the Company's common stock for the thirty (30) trading days immediately preceding notification by the Company to the Employee of the Company's intention to exercise this right. Completion of said transaction, including stock certificate delivery and wire transfer of proceeds in accordance with the Employee's instructions, shall occur within five (5) business days of said notification.

                  (d) Registration of Mercy Shares. The sale of the Mercy Shares to Employee has been registered by the Company on Form S-8 in accordance with all applicable laws and regulations.

                  (e) Exception to Repurchase Obligation. Anything to the contrary notwithstanding, the Company shall not be obligated to purchase the Mercy Shares or the Vested Award Shares if and to the extent such purchase would violate the Delaware General Corporation Law, or any loan agreement to which the Company is then a party. Within five business days following notification by Employee or his estate, if applicable, of an election (the "Original


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Election") to sell shares under Section 5(b), the Company shall determine whether and to what extent the requested purchase would violate the Delaware General Corporation Law or any such loan agreement and so advise the Employee or his estate, in writing (the "Company Notice"). If and to the extent the Employee or his estate sells the shares which the Company is prohibited from purchasing, as described above (the "Restricted Shares"), within thirty (30) days (or such longer period as the parties shall agree) following the Company Notice, the Company shall pay the Employee or his estate, if applicable, the amount, if any, by which the price otherwise payable for such shares under Section 5(b) exceeds the net proceeds received, provided that:

                           (i) neither the Employee nor his estate sells any shares of Common Stock other than Restricted Shares between the date of the Original Election and the last date on which Restricted Shares are sold hereunder; and

                           (ii) Employee and his estate use commercially reasonable efforts to realize the maximum net proceeds from the sale of Restricted Shares hereunder.

                  (f) Transfer of Mercy Shares and Vested Award Shares. Sections 5(b), 5(c) and 5(e) hereof shall continue to apply to any Mercy Shares and/or Vested Award Shares transferred by Employee to trusts for his benefit or to his spouse or direct descendants or trusts for their benefit (collectively, "Permitted Transferees"). Each such person shall have the same rights and obligations under Section 5(b), 5(c) and 5(e) as Employee or his estate, if applicable, would have with respect to such shares upon termination of Employee's employment hereunder. Sections 5(b), 5(c) and 5(e) hereof shall cease to apply to any Mercy Shares and/or Vested Award Shares otherwise transferred by Employee (or by his Permitted Transferees) and the transferee thereof shall have no rights or obligations under Sections 5(b), 5(c) or 5(e).

                  (g) Legend. All certificates representing Mercy Shares and Vested Award Shares, including any Mercy Shares or Vested Award Shares transferred to a Permitted Transferee, shall bear the following legend:

                           The shares represented by this certificate are subject to certain options and rights to repurchase, as set forth in an Amended and Restated Employment Agreement between America Service Group Inc. and Scott L. Mercy dated____________, 1998.

                  (h) Precedence. In the event rights to sell are exercised under Section 5(b) and rights to purchase are exercised under Section 5(c), following Employee's termination of employment, then, notwithstanding the order in which such rights are exercised, rights to sell exercised under Section 5(b) by the Employee, his estate or Permitted Transferees shall take precedence.


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         6.       Incentive Compensation.

                  (a) Stock Awards. The Company has awarded to Employee 40,000 shares of the Company's common stock as a restricted stock award pursuant to the Company's Incentive Stock Plan, subject to the terms and conditions set forth in Exhibit A hereto. The issuance of such shares has been registered on Form S-8.

                  (b) Stock Options. The Company has granted to the Employee, pursuant to stockholder approval of the Company's Amended Incentive Stock Plan, options to purchase 175,000 shares of the Company's common stock at $8.75 per share (the "Options") pursuant to the terms of the Company's Amended Incentive Stock Plan and subject to the terms and conditions set forth in Exhibit B. The Options will expire ten (10) years from the date of grant and have fully vested.

         7. Expenses. The Company shall promptly pay or reimburse Employee for all reasonable expenses incurred by him in connection with the performance of his duties and responsibilities hereunder.

         8.       Termination.

                  (a) Resignation; Termination. Employee may resign or be terminated as Chairman hereunder and this Agreement, as applicable, shall remain in force. Either party to this Agreement may terminate Employee's employment on thirty (30) days' notice.

                  (b) Disability; Death. If Employee shall fail to or be unable to perform the duties required hereunder because of any physical or mental infirmity, and such failure or inability shall continue for any six (6) consecutive months during the term of this Agreement, the Company shall have the right to terminate this Agreement. Except as otherwise provided herein, and except for Section 5(b) and 5(c), this Agreement shall terminate upon the death of Employee, and the estate of Employee shall be entitled to receive all unpaid amounts due Employee hereunder to such date of death.



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          9.      Covenant Not to Compete.

         (a) Employee acknowledges that in the course of his employment he has become familiar with the Company and its affiliates' confidential information concerning the Company and its affiliates and that his services are of special, unique and extraordinary value to the Company and


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its affiliates. Therefore, Employee agrees that, during his employment with the
Company, and for one year after Employee ceases to perform duties hereunder, neither Employee nor any company with which Employee is affiliated as an employee, consultant or independent contractor, will directly or indirectly engage in any business similar to the Business of the Company, as described below, anywhere in the United States of America, or have any interest directly or indirectly in any Business; provided, however, that nothing herein shall prohibit Employee from (i) owning in the aggregate not more than 5% of the outstanding stock of any class of stock of a corporation so long as Employee has no active participation in the business of such corporation, (ii) affiliating with any company which may participate in the Business, so long as that participation at the time of affiliation aggregates less than 10% of such company's revenue, or (iii) directly or through an affiliate, acquiring, merging or otherwise gaining control, or purchasing an interest in an organization as long as the Business represents less than 10% of the acquiree's revenue at the time of the transaction. For purposes hereof, the "Business" shall consist of
(A) delivery of contract health care to correctional facilities, (B) drug and alcohol abuse treatment programs by correctional institutions or criminal justice programs, and (C) any other business in which the Company is engaged as of the date that Employee ceases to perform duties hereunder.

         (b) If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

         (c) In the event of the breach by Employee of any of the provisions of this Section 9, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

         10. Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed delivered when delivered by and or when sent by first-class, certified mail, postage and fees prepaid, to the following addresses or as otherwise indicated in writing by the parties:

                           (a)      If to the Company:

                                    America Service Group Inc.
                                    105 Westpark Drive, Suite 300
                                    Brentwood, TN 37027
                                    Attn:  Chief Executive Officer

                           (b)      If to Employee:

                                    Mr. Scott L. Mercy
                                    3600 Franklin Road
                                    Nashville, TN 37204


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         11.      Assignment. This Agreement is based upon the personal services of Employee and the rights and obligations of Employee hereunder shall not be assignable except as herein expressed provided. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to him hereunder if he would have continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee and if there is no such devisee, legatee or designee, to the Employee's estate.

         12. Entire Agreement. This Agreement supersedes all prior understandings and agreements with respect to the provisions hereof and contains the entire agreement of the parties and may be amended only in writing, signed by the parties hereto.

         13. Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. In the event that any arbitrator or court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable because of the duration or scope thereof, the parties hereto agree that said arbitrator or court in making such determination shall have the power to reduce the duration and scope of each provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

         14. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Employee may qualify, nor shall anything herein limit or reduce such rights as the Employee may have under any other Agreement with the Company. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

         15. Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Delaware.


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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as a binding contract as of the day and year first above written.

                                    AMERICA SERVICE GROUP INC.


                                    By: /s/ W.D. Eberle
                                       -----------------------------------------
                                       W.D. Eberle
                                       Chairman of the Executive Committee,
                                       Board of Directors


                                    EMPLOYEE:


                                    By: /s/ Scott L. Mercy
                                       -----------------------------------------
                                       Scott L. Mercy


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